Exhibit 99.1

NEWS RELEASE

Valvoline Reports Third-Quarter Results
•Reported net income of $65 million and earnings per diluted share (EPS) of $0.34
•Adjusted EPS grew 16% to $0.37
•Adjusted EBITDA of $126 million, up 10%
•Sales grew 6% to $613 million, while lubricant volume declined 1% to 45.6 million gallons
•Valvoline Instant Oil Change (VIOC) system-wide same-store sales (SSS) grew 9.7%
•Narrows full-year guidance for adjusted EBITDA to $465 million to $470 million

LEXINGTON, Ky., July 31, 2019 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its third fiscal quarter ended June 30, 2019.

“We are pleased with the 10 percent growth in adjusted EBITDA in the third quarter,” CEO Sam Mitchell said. "Quick Lubes had another strong quarter, with ongoing unit additions and system-wide same-store sales growth of nearly 10 percent, while Core North America saw improved third-quarter performance, despite market dynamics that remain challenging, and International had improved profitability.

"At our recent investor day, we presented our long-term strategy to aggressively grow Quick Lubes, maintain Core North America and develop International. As our results in the third quarter show, Quick Lubes continues to grow, while we take actions designed to stabilize Core North America and build our market share in International.”

Third-Quarter Results

Reported third-quarter 2019 net income and EPS were $65 million and $0.34, respectively, compared to reported third-quarter 2018 net income and EPS of $64 million and $0.33, respectively. Third-quarter 2019 adjusted net income and adjusted EPS were $70 million and $0.37, respectively, compared to adjusted net income of $62 million and adjusted EPS of $0.32 in the prior-year period.

Third-quarter 2019 adjusted results exclude $4 million ($0.02 per diluted share) of restructuring and related expenses recorded in selling, general and administrative (SG&A) expenses and $5 million ($0.02 per diluted share) of business interruption expenses recorded in cost of sales related to the recent temporary shutdown of Valvoline’s Deer Park, Texas blending facility due to a fire and resulting chemical releases at a nearby third-party petrochemical terminal, as previously announced. (For a full reconciliation of adjusted results, see table 7.) Third-quarter adjusted EBITDA of $126 million increased 10 percent versus the prior-year period.

Effective Oct. 1, 2018, the company adopted the new revenue recognition accounting standard. The adoption primarily resulted in a reclassification of certain items within the company's income statement and for the third quarter had a $1 million unfavorable impact on net earnings, negatively affecting Core North America's volume and profitability, and had no impact on cash flow from operations. Third-quarter 2019 results compared to the prior-year period included increases of approximately $10 million in sales and $14 million in cost of sales, as well as decreases of $3 million in SG&A expenses and $1 million in equity and other income. Excluding these impacts, sales would have increased 5 percent, cost of sales would have increased 4 percent, and SG&A, excluding restructuring and related expenses, would have increased 5 percent.

Operating Segment Results
Quick Lubes
•SSS grew 9.7% system-wide, 9.2% for company-owned stores and 10.0% for franchised stores
•Operating income grew 26% to $48 million, and adjusted EBITDA grew 21% to $57 million
•Quick Lubes ended the quarter with 1,352 total company-owned and franchised stores, a net increase of 25 during the period and 198 versus the prior year
The Quick Lubes operating segment continued its strong performance in the third quarter. The growth in SSS was the result of an increase in both transactions and average ticket. Transactions continue to benefit from customer acquisition and retention programs. Premium mix, pricing and an increase in revenue from non-oil-change services led to improvement in average ticket.
Sales and segment EBITDA growth were driven by increased SSS and the addition of 198 net new company-owned and franchised stores, as compared to the prior year, with 25 net new stores added during the third quarter. The year-over-year increase in stores includes more than 100 franchised locations in Canada through the Great Canadian Oil Change (GCOC) and Oil Changers acquisitions, both of which are performing well in their transition to Valvoline's industry-leading quick lubes model.
The 18 net new company-owned stores added in the third quarter included the previously announced acquisition of an independent, 12-store system in Las Vegas on April 12.

Core North America
•Operating income was $38 million and adjusted EBITDA was flat at $46 million
•Lubricant volume was 24.1 million gallons, down 5% versus the prior-year period
•Lubricant volume increased 8% sequentially versus second quarter 2019

Core North America's adjusted EBITDA was flat to the prior-year period -- and would have grown by $3 million, excluding the impacts of revenue recognition and the transfer of the GCOC product sales to the Quick Lubes segment. These results reflect progress made toward addressing the difficult DIY market dynamics in the retail channel.

Lubricant volume would have declined by 3%, excluding the transfer of the GCOC product sales and lower volume from a key account in reorganization proceedings. The year-over-year decline was primarily due to reductions in branded volume in the retail channel, though this branded volume was consistent on a sequential basis.

Ongoing softness and competitive pressures in the broader DIY retail automotive lubricant market are expected to continue going forward. In addition, recently announced raw material cost increases are expected to have a larger impact in the fourth quarter as they were only partially effective in the third quarter.

International
•Lubricant volume was flat versus the prior-year period at 14.3 million gallons
•Lubricant volume from unconsolidated joint ventures increased 5% to 10.9 million gallons
•Operating income was $20 million, and adjusted EBITDA was up 5% at $23 million
International had solid growth in the EMEA region, principally in Europe, offset by declines in Latin America and certain Asia-Pacific markets. Good performance by unconsolidated joint ventures contributed to the growth in adjusted EBITDA in the third quarter.

Operating results continued to be negatively affected by the strong U.S. dollar, with an unfavorable net foreign exchange impact of $1 million in the third quarter.

On July 1, the company completed its previously announced acquisition of an Eastern European lubricants business, which included a manufacturing facility and is expected to improve the company's supply chain capabilities and market access in the region. Modest integration costs related to the acquisition are anticipated in the fourth quarter.

Balance Sheet and Cash Flow
•Total debt of approximately $1.3 billion and net debt of approximately $1.2 billion
•Year-to-date cash flow from operations of $214 million; free cash flow of $141 million

Outlook
"Our performance in the third quarter gives us confidence in meeting our full-year outlook," Mitchell said. "We are narrowing our adjusted EBITDA guidance to the high end of the previous range at $465 million to $470 million and raising our same-store sales guidance to 9 percent to 10 percent.

"With the ongoing strong performance of the Quick Lubes segment, it now represents 45 percent of total Valvoline adjusted EBITDA for both the third quarter and year to date. We fully expect this momentum in our best-in-class quick lubes model to continue as we move into the next fiscal year, positioning the segment to be on track to meet the low-double digit to mid-teens EBITDA growth targets that we announced at our recent investor day.

"We also continue to execute against the broad-based restructuring and cost-savings program announced previously, and we expect to generate annualized operating expense savings of $40 million to $50 million by the end of the next fiscal year. This program gives us more flexibility to address the ongoing market dynamics in Core North America and to invest in growth opportunities."

Information regarding the company’s outlook for fiscal 2019 is provided in the table below:

	Updated Outlook	Prior Outlook
Operating Segments
Lubricant gallons	(2)%-flat	(1)-1%
Revenues	4-6%	5-7%
New Quick Lube stores (excludes Valvoline acquired stores and franchise conversions)
Company-owned	No change	27-32
Franchised	No change	60-70
VIOC same-store sales	9-10%	8-9%
Adjusted EBITDA	$465-$470 million	$460-$470 million
Corporate Items
Adjusted effective tax rate	No change	25-26%
Diluted adjusted EPS	$1.30-$1.33	$1.27-$1.33
Capital expenditures	No change	$115-$120 million
Free cash flow	No change	$180-$200 million

The fiscal 2019 outlook, provided in the table above, includes the impact of the company’s adoption of new revenue recognition accounting guidance, effective as of Oct. 1, 2018.

Valvoline’s outlook for adjusted EBITDA, diluted adjusted EPS and the adjusted effective tax rate are non-GAAP financial measures that exclude or will otherwise be adjusted for items impacting comparability. Valvoline is unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income and diluted EPS for 2019 without unreasonable efforts, as the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income and diluted EPS in 2019 but would not impact non-GAAP adjusted results.

Conference Call Webcast
Valvoline will host a live audio webcast of its fiscal third quarter 2019 conference call at 9 a.m. ET on Thursday, August 1, 2019. The webcast and supporting materials will be accessible through Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Basis of Presentation
Certain prior-year amounts have been reclassified to conform to current-year presentation. In addition, the company adopted the new revenue recognition accounting standard, effective at the beginning of fiscal 2019, using the modified retrospective method; accordingly, Valvoline's consolidated and segment results for periods prior to this adoption were not adjusted. However, opening retained deficit was increased by $13 million, representing the cumulative effect of the changes, primarily related to the timing of certain sales made to distributors.

Use of Non-GAAP Measures
To aid in the understanding of Valvoline’s ongoing business performance, certain items within this news release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this news release.

The following are the non-GAAP measures management has included and how management defines them:
•EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;
•Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan expense/income; impairment of equity investment; and other items (which can include costs related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);
•Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments, as applicable;
•Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA above, as well as the estimated net impact of the enactment of tax reform; and
•Adjusted EPS, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted EPS. These non-GAAP measures provide a supplemental presentation of Valvoline’s operating performance.

Due to depreciable assets associated with the nature of the Company’s operations and interest costs related to Valvoline’s capital structure, management believes EBITDA is an important supplemental measure to evaluate the Company’s operating results between periods on a comparable basis

Adjusted EBITDA, Adjusted net income, and Adjusted EPS generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these non-GAAP measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan expense/income, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost/credit. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures will continue to include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.

Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By including capital expenditures and certain other adjustments, as applicable, management is able to provide an indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, you should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS, you should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.

About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the company’s heritage spans more than 150 years, during which it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises more than 1,300 quick-lube locations, and is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including the new Valvoline™ Modern Engine Full Synthetic Motor Oil, which is specifically engineered to protect against carbon build-up in Gasoline Direct Injection (GDI), turbo and other engines manufactured since 2012; Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Synthetic motor oil; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

Forward-Looking Statements
Certain statements in this news release, other than statements of historical fact, including estimates, projections and statements related to Valvoline’s business plans and operating results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and "Quantitative and Qualitative Disclosures about Market Risk" sections of Valvoline’s most recently filed periodic reports on Forms 10-K and Forms 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, unless required by law.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Sean T. Cornett
Sr. Director, Investor Relations & Communications
+1 (859) 357-2798
scornett@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2019	2018	2019	2018
Sales	$613	$577	$1,761	$1,691
Cost of sales	406	376	1,168	1,088
GROSS PROFIT	207	201	593	603
Selling, general and administrative expenses	116	110	334	328
Net legacy and separation-related (income) expenses	—	(3)	3	14
Equity and other income, net	(11)	(8)	(29)	(29)
OPERATING INCOME	102	102	285	290
Net pension and other postretirement plan income	(2)	(10)	(7)	(30)
Net interest and other financing expenses	19	15	55	45
INCOME BEFORE INCOME TAXES	85	97	237	275
Income tax expense	20	33	56	154
NET INCOME	$65	$64	$181	$121

NET EARNINGS PER SHARE
BASIC	$0.34	$0.33	$0.96	$0.61
DILUTED	$0.34	$0.33	$0.96	$0.61

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	189	195	189	199
DILUTED	189	196	189	200

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	June 30	September 30
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$126	$96
Accounts receivable, net	423	409
Inventories, net	200	176
Prepaid expenses and other current assets	52	44
Total current assets	801	725

Noncurrent assets
Property, plant and equipment, net	455	420
Goodwill and intangibles, net	490	448
Equity method investments	35	31
Deferred income taxes	113	138
Other noncurrent assets	106	92
Total noncurrent assets	1,199	1,129

Total assets	$2,000	$1,854

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$7	$30
Trade and other payables	163	178
Accrued expenses and other liabilities	242	203
Total current liabilities	412	411

Noncurrent liabilities
Long-term debt	1,334	1,292
Employee benefit obligations	322	333
Other noncurrent liabilities	184	176
Total noncurrent liabilities	1,840	1,801

Stockholders' deficit	(252)	(358)

Total liabilities and stockholders’ deficit	$2,000	$1,854

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Nine months ended
	June 30
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$181	$121
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	43	39
Debt issuance cost and discount amortization	2	2
Deferred income taxes	—	71
Equity income from unconsolidated affiliates, net of distributions	(4)	(4)
Pension contributions	(7)	(13)
Stock-based compensation expense	8	10
Other operating activities, net	—	(1)
Change in operating assets and liabilities (a)	(9)	(44)
Total cash provided by operating activities	214	181

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(73)	(51)
Acquisitions, net of cash acquired	(50)	(71)
Other investing activities, net	(1)	5
Total cash used in investing activities	(124)	(117)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings, net of issuance costs	743	170
Repayments on borrowings	(727)	(39)
Repurchases of common stock	—	(220)
Payments for purchase of additional ownership in subsidiary	(1)	(15)
Cash dividends paid	(60)	(45)
Other financing activities	(4)	(6)
Total cash used in financing activities	(49)	(155)
Effect of currency exchange rate changes on cash, cash equivalents, and restricted cash	—	(3)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	41	(94)
Cash, cash equivalents, and restricted cash - beginning of period	96	201
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH - END OF PERIOD	$137	$107

(a) Excludes changes resulting from operations acquired or sold.

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended June 30
	2019				2018
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Quick Lubes	$211	$48	$9	$57	$167	$38	$7	$45
Core North America	260	38	5	43	264	41	5	46
International	142	20	1	21	146	20	2	22
Total operating segments	613	106	15	121	577	99	14	113
Unallocated and other (a)		(4)		(2)		3		13
Total results	613	102	15	119	577	102	14	126
Key items:
Net pension and other postretirement plan income		—		(2)		—		(10)
Net legacy and separation-related income		—		—		(3)		(3)
Restructuring and related expenses		4		4		—		—
Business interruption expenses (b)		5		5		—		—
Acquisition-related foreign currency exchange loss (c)		—		—		2		2
Adjusted results	$613	$111	$15	$126	$577	$101	$14	$115

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related income and certain other corporate costs not allocated to the operating segments.
(b) Business interruption expenses associated with Valvoline's Deer Park, Texas facility are recorded in Cost of sales within the Statements of Consolidated Income and included within total operating segments operating income. Refer to Table 8 for details of the expenses incurred by operating segment during the three months ended June 30, 2019. Reported and adjusted consolidated gross profit as a percent of sales was 33.8% and 34.6% for the three months ended June 30, 2019, respectively.
(c) Acquisition-related foreign currency exchange loss is included within operating income for the Quick Lubes operating segment.

							Table 4 (continued)

	Nine months ended June 30
	2019				2018
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Quick Lubes	$600	$130	$26	$156	$479	$111	$21	$132
Core North America	735	109	13	122	773	130	13	143
International	426	61	4	65	439	63	5	68
Total operating segments	1,761	300	43	343	1,691	304	39	343
Unallocated and other (a)		(15)		(8)		(14)		16
Total results	1,761	285	43	335	1,691	290	39	359
Key items:
Net pension and other postretirement plan income		—		(7)		—		(30)
Net legacy and separation-related expenses		3		3		14		14
Restructuring and related expenses		12		12		—		—
Business interruption expenses (b)		6		6		—		—
Acquisition-related foreign currency exchange loss (c)		—		—		2		2
Adjusted results	$1,761	$306	$43	$349	$1,691	$306	$39	$345

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related expenses and certain other corporate costs not allocated to the operating segments.
(b) Business interruption expenses associated with Valvoline's Deer Park, Texas facility are included in Cost of sales within the Statements of Consolidated Income and included within total operating segments operating income. Refer to Table 8 for details of the expenses incurred by operating segment during the nine months ended June 30, 2019. Reported and adjusted consolidated gross profit as a percent of sales was 33.7% and 34.0% for the nine months ended June 30, 2019, respectively.

(c) Acquisition-related foreign currency exchange loss is included within operating income for the Quick Lubes operating segment.

Valvoline Inc. and Consolidated Subsidiaries				Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2019	2018	2019	2018
QUICK LUBES
Lubricant sales (gallons)	7.2	6.2	20.7	17.8
Premium lubricants (percent of U.S. branded volumes)	65.5%	63.0%	64.6%	62.2%
Gross profit as a percent of sales (a) (b)	39.1%	40.5%	39.0%	40.4%
Same-store sales growth - Company-owned	9.2%	8.7%	9.7%	9.3%
Same-store sales growth - Franchised	10.0%	7.4%	10.3%	8.0%
Same-store sales growth - Combined	9.7%	7.9%	10.1%	8.5%
CORE NORTH AMERICA
Lubricant sales (gallons)	24.1	25.5	68.2	73.9
Premium lubricants (percent of U.S. branded volumes)	53.1%	49.7%	52.2%	49.1%
Gross profit as a percent of sales (a) (b)	32.5%	34.4%	32.8%	36.5%
INTERNATIONAL
Lubricant sales (gallons) (c)	14.3	14.3	43.1	43.6
Lubricant sales (gallons), including unconsolidated joint ventures	25.2	24.7	74.3	74.4
Premium lubricants (percent of lubricant volumes)	29.0%	26.9%	28.6%	26.9%
Gross profit as a percent of sales (a) (b)	28.4%	29.3%	27.8%	29.0%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b)	Pre-tax adjustments associated with business interruption expenses are recorded in Cost of sales within each operating segment. Reported gross profit as a percent of sales for the three and nine months ended June 30, 2019 is presented in the table above. Adjusted gross profit as a percent of sales for the three and nine months ended June 30, 2019 was 39.3% and 39.1%, respectively, for Quick Lubes; 33.6% and 33.3%, respectively, for Core North America; and 29.5% and 28.2%, respectively, for International.
(c) Excludes volumes from unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	Third Quarter 2019	Second Quarter 2019	First Quarter 2019	Fourth Quarter 2018	Third Quarter 2018

Beginning of period	483	471	462	451	445
Opened	4	7	5	11	4
Acquired	13	5	—	—	1
Net conversions between company-owned and franchised	1	—	4	—	1
Closed	—	—	—	—	—
End of period	501	483	471	462	451

	Franchised
	Third Quarter 2019	Second Quarter 2019	First Quarter 2019	Fourth Quarter 2018	Third Quarter 2018

Beginning of period	844	830	780	703	696
Opened	11	15	24	5	10
Acquired	—	—	31	73	—
Net conversions between company-owned and franchised	(1)	—	(4)	—	(1)
Closed	(3)	(1)	(1)	(1)	(2)
End of period	851	844	830	780	703

Total stores	1,352	1,327	1,301	1,242	1,154

	Express Care
	Third Quarter 2019	Second Quarter 2019	First Quarter 2019	Fourth Quarter 2018	Third Quarter 2018

Number of locations at end of period	307	336	337	347	324

Valvoline Inc. and Consolidated Subsidiaries				Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share data - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2019	2018	2019	2018

Reported net income	$65	$64	$181	$121
Adjustments:
Net pension and other postretirement plan income	(2)	(10)	(7)	(30)
Net legacy and separation-related (income) expenses	—	(3)	3	14
Restructuring and related expenses (a)	4	—	12	—
Business interruption expenses (b)	5	—	6	—
Acquisition-related foreign currency exchange loss (c)	—	2	—	2
Total adjustments, pre-tax	7	(11)	14	(14)
Income tax (expense) benefit of adjustments	(2)	6	(5)	6
Income tax adjustments (d)	—	3	(2)	76
Total adjustments, after tax	5	(2)	7	68
Adjusted net income	$70	$62	$188	$189

Reported diluted earnings per share	$0.34	$0.33	$0.96	$0.61
Adjusted diluted earnings per share	$0.37	$0.32	$0.99	$0.95

Weighted average diluted common shares outstanding	189	196	189	200

(a)	Pre-tax adjustments associated with restructuring and related expenses were recorded in Selling, general and administrative expenses as reported within the Statements of Consolidated Income in the three and nine months ended June 30, 2019. Adjusted Selling, general and administrative expenses for the three and nine months ended June 30, 2019 were $112 million and $322 million, respectively.
(b)	Pre-tax adjustments associated with business interruption expenses were recorded in Cost of sales as reported within the Statements of Consolidated Income in the three and nine months ended June 30, 2019. Adjusted Cost of sales for the three and nine months ended June 30, 2019 were $401 million and $1,162 million, respectively.
(c)	Pre-tax adjustments associated with the acquisition-related foreign currency exchange loss were recorded in Selling, general and administrative expenses as reported within the Statements of Consolidated Income in the three and nine months ended June 30, 2018. Adjusted Selling, general and administrative expenses for the three and nine months ended June 30, 2018 were $108 million and $326 million, respectively.
(d)	Income tax adjustments in fiscal 2019 relate to Kentucky tax reform, and income tax adjustments in fiscal 2018 primarily relate to U.S. and Kentucky tax reform.

Valvoline Inc. and Consolidated Subsidiaries				Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended		Nine months ended
	June 30		June 30
	2019	2018	2019	2018
Adjusted EBITDA - Valvoline
Net income	$65	$64	$181	$121
Add:
Income tax expense	20	33	56	154
Net interest and other financing expenses	19	15	55	45
Depreciation and amortization	15	14	43	39
EBITDA	119	126	335	359
Key items: (a)
Net pension and other postretirement plan income	(2)	(10)	(7)	(30)
Net legacy and separation-related (income) expenses	—	(3)	3	14
Restructuring and related expenses	4	—	12	—
Business interruption expenses	5	—	6	—
Acquisition-related foreign currency exchange loss	—	2	—	2
Adjusted EBITDA	$126	$115	$349	$345

Adjusted EBITDA - Quick Lubes
Operating income	$48	$38	$130	$111
Add:
Depreciation and amortization	9	7	26	21
EBITDA	57	45	156	132
Key item: (a)
Acquisition-related foreign currency exchange loss	—	2	—	2
Adjusted EBITDA	$57	$47	$156	$134

Adjusted EBITDA - Core North America
Operating income	$38	$41	$109	$130
Add:
Depreciation and amortization	5	5	13	13
EBITDA	43	46	122	143
Key item: (a)
Business interruption expenses	3	—	4	—
Adjusted EBITDA	$46	46	$126	$143

Adjusted EBITDA - International
Operating income	$20	$20	$61	$63
Add:
Depreciation and amortization	1	2	4	5
EBITDA	21	22	65	68
Key item: (a)
Business interruption expenses	2	—	2	—
Adjusted EBITDA	$23	$22	$67	$68

			Table 8 (continued)

	Three months ended		Nine months ended
	June 30		June 30
	2019	2018	2019	2018
Adjusted EBITDA - Unallocated and other
Operating (loss) income	$(4)	$3	$(15)	$(14)
Add:
Depreciation and amortization	—	—	—	—
Net pension and other postretirement plan income	2	10	7	30
EBITDA	(2)	13	(8)	16
Key items: (a)
Net pension and other postretirement plan income	(2)	(10)	(7)	(30)
Net legacy and separation-related (income) expenses	—	(3)	3	14
Restructuring and related expenses	4	—	12	—
Adjusted EBITDA	$—	$—	$—	$—

(a)
The tables above reconcile Quick Lubes, Core North America, International and Unallocated and other operating income (loss) and relevant other items reported below operating income (loss), as applicable, to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Nine months ended
	June 30
Free cash flow (a)	2019	2018
Total cash flows provided by operating activities	$214	$181
Adjustments:
Additions to property, plant and equipment	(73)	(51)
Free cash flow	$141	$130

		Fiscal year
Free cash flow (a)		2019 Outlook
Total cash flows provided by operating activities		$300 - $315
Adjustments:
Additions to property, plant and equipment		(115 - 120)
Free cash flow		$180 - $200

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.